Exhibit 99-1

NEWS

Contact:	John Haudrich (investors) 314-656-5375
Sue Neumann (media), 314-656-5942
www.smurfit-stone.com

ALAN E. GOLDBERG RETIRES FROM

SMURFIT-STONE CONTAINER CORPORATION

BOARD OF DIRECTORS

CREVE COEUR, MO. and CHICAGO, IL., October 31, 2008 — Smurfit-Stone Container Corporation (NASDAQ:  SSCC) announced today that Alan E. Goldberg has retired as a director of the company.  Mr. Goldberg is a Co-Managing Partner of Lindsay Goldberg, and is retiring from the board of directors of the company in order to focus all of his attention on his business interests.

In announcing his decision, Mr. Goldberg said “I have thoroughly enjoyed my association with Smurfit-Stone and its predecessors, and wish Pat and his team the best of success in the future.”

Commenting on Mr. Goldberg’s retirement, Patrick J. Moore, Chairman and Chief Executive Officer, said “Alan has served our company as a board member and valued advisor for over 20 years, and in that time many of us at Smurfit-Stone have been privileged to call him both a colleague and a friend.  His keen insight will be missed in our boardroom, but we completely understand the increasing demands on his time, and wish him the best in all of his future endeavors.”

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is one the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers. The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.